Letter from the CEO
Hello from Des Moines! Fall has nearly come and gone, and winter will be here before we know it. With the threat of arctic temps closer than I’d like to think about, why not find a comfy spot and a hot beverage to curl up with and enjoy the third installment of our quarterly Letter from the CEO! And as always, if there’s something on your mind, please don’t hesitate to reach out. We’re open to all content suggestions and I’m always available at CEO@fhlbdm.com.
Financial Performance
We continue to be pleased with the Bank’s performance. For the third quarter 2017, we recorded $132 million in net income and $402 million during the first nine months of the year. Our net income was primarily driven by net interest income and totaled $174 million in the third quarter and $497 million year-to-date, both increases from the comparable periods in 2016, reflecting higher advance spreads and higher average advance balances year-to-date. Additional financial information is available in our recently filed third quarter form 10-Q.
Due to our strong financial performance and healthy level of retained earnings, our board recently approved increases to the dividend. For the third quarter 2017, the annualized dividend rate was 4.00 percent on activity-based stock and 1.50 percent on membership stock, both up 0.50 percent from the prior quarter. For members using advances, the increase in the activity-based stock dividend will effectively reduce the all-in cost of borrowing from the Bank.
We also accrued $15 million during the third quarter and $46 million year-to-date for our 2018 Affordable Housing Products. Next year, we expect to have in excess of $50 million in our Competitive Affordable Housing Program and nearly $20 million for our down payment programs. I encourage you to think about our Affordable Housing Products as your “community dividend” and look at utilizing them in 2018. You can put these funds to work to help strengthen your community and take credit for it.
Building Partnerships
In an effort to expand our community investment impact beyond affordable housing and deepen our contributions to economic development, we have partnered with the Northwest Area Foundation to collaboratively fund the work of Native Community Development Financial Institutions (CDFIs) with a $5 million grant. This exciting partnership opens doors and creates partnerships between our members and Native CDFIs to deploy private capital to Native-led economies along with asset building strategies. We look forward to continued collaboration and exciting things to come.
Diversity and Inclusion
At the beginning of the month, many of you joined us in Kansas City for our second annual Leadership Summit. We enjoyed two days of inspiring presentations from thought-leaders in the industry. This year, a new element was added - a diversity and inclusion panel. The “Diversity Dividend” panel featured thought-provoking discussion between representatives from four of our member institutions. This dialogue on the importance of diversity and inclusion in the workplace has been paramount for us this year. We are pleased to announce that our efforts to take a leading role in promoting diversity and inclusion have earned us the Greater Des Moines Partnership’s Inclusion Award. This award honors employers who have championed diversity and inclusion at their businesses and organizations and in the community. We are privileged to be recognized this year along with Drake University and Technology Association of Iowa.
Board of Director Changes
The start of the holiday season always coincides with the culmination of our annual board of director elections. This coming year, we will welcome three new member directors who, together, bring more than 75 years of financial and banking experience:

•	Christine Camp, director of Central Pacific Bank in Honolulu, Hawaii

•	John Klebba, CEO and chairman of the board of Legends Bank in Linn, Missouri

•	Lauren MacVay, CEO of True North Federal Credit Union in Juneau, Alaska

Additionally, three directors, James Livingston (Utah), Steven Bumann (South Dakota) and Cynthia Parker (independent), have been re-elected for another four-year term.
Our 2018 board will also have new leadership with J. Benson Porter taking the reins as chair and Ellen Lamale as vice chair. Benson is president and CEO of BECU in Seattle, Washington, and Ellen is an independent director from Des Moines and former chief risk officer of Principal Insurance.
This year, we also say goodbye to four member directors - Dale Oberkfell (Missouri), Russell Lau (Hawaii), Joe Stewart (Missouri), and Bob Teachworth (Alaska). Dale has served as the board’s chair the last five years. Additionally, Dale, Russell, Joe, and Bob helped steer the Des Moines and Seattle Federal Home Loan Banks through the 2015 merger. The membership owes them a debt of gratitude for their service to the cooperative and for ensuring that we continue to fulfill our mission as a reliable and stable source of liquidity and funding.
I also want to take a moment to thank Roy Katsuda for his nine years of service on our Affordable Housing Advisory Council and wish him well in his much deserved retirement!
Looking Forward to 2018
2018 is shaping up to be an interesting year. We are hopeful - as I’m sure you are too - that Congress will finally act on much needed regulatory relief. Community financial institutions are the lifeblood of communities throughout our district and we recognize that the onerous regulatory environment is making it difficult for you to thrive.
We are also keeping a watchful eye on our nation’s Capitol, and believe that Congress will deal with Fannie Mae, Freddie Mac, and housing finance reform one of these days. Whether that comes in 2018, 2019, or later, there are most likely more risks than upsides for the Federal Home Loan Bank System. Our mission is clear, and the value we deliver is unquestionably critical to the smooth functioning of the financial services industry. Thus, our mantra when it comes to housing finance reform is, “do no harm.” We would entertain legislative changes that would allow us to enhance our core mission - such as an expanded menu of assets that would qualify as collateral for advances - but any activities beyond our core mission - for example, taking on a greater role in the housing finance system - would need to be separately capitalized so as not to put our existing retained earnings at risk, create a situation that could lead to an impairment of your existing capital stock, or that would hinder our ability to fulfill our liquidity mission.
As I have mentioned in previous letters, we will be moving into new headquarters at 909 Locust in downtown Des Moines sometime next year. While Des Moines is a relatively small metropolitan area, it’s also a vibrant and growing community that has received numerous accolades. We also remain committed to maintaining our Western Office in Seattle. Our district is so large and our membership so diverse, that it helps tremendously to have a satellite office. If you have the opportunity, I encourage you to visit our new headquarters once we’re settled or stop in to see our team in Seattle.
Lastly, as we prepare to start the holiday season, I wanted to take a moment to say thank you. FHLB Des Moines wouldn’t exist without our members. Thank you for choosing us and for making the communities we serve strong.
Have a wonderful Thanksgiving and a joyous holiday season,
Mike Wilson